EXHIBIT


                                           1.2

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                                 CERTIFICATE OF AMENDMENT
                          OF THE CERTIFICATE OF INCORPORATION OF

                                WOLF FINANCIAL GROUP, INC.

                     Under Section 805 of the Business Corporation Law


    It is hereby certified that:

    FIRST:     The name of the corporation is
                   WOLF FINANCIAL GROUP, INC.
               The name under which the corporation was formed is WRIGHT LABORATORIES, INC.

        SECOND:        The certificate of incorporation of the
corporation was filed by the Department of State on May 23, 1979.

        THIRD:         The amendment of the certificate of
incorporation of the corporation effected by this certificate of amendment are as follows:

        (A) To change the name of the corporation to HARTER FINANCIAL, INC.

        (B) To increase the aggregate number of shares which the corporation shall have authority to issue by authorizing fifteen million (15,000,000) additional shares with a par value of $.01 and of the same class as the presently authorized shares.

        FOURTH:        To accomplish the foregoing amendments

        (A) Article First relating to the name of the corporation shall be deleted in its entirety and replaced by new Article First indicating the name of the corporation as Harter Financial, Inc.

        (B) Article Fourth relating to the aggregate number of shares which the corporation is authorized to issue shall be deleted in its entirety and replaced by new Article Fourth stating the following: The aggregate number of shares which the corporation shall have the authority to issue is 30,000,000 with a par value of $.01.

        FIFTH:         The foregoing amendments of the certificate of
incorporation of the corporation were authorized as follows:

The foregoing amendment was authorized by the Board of Directors followed by the vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of the shareholders held on the 25th day of February, 1997.

        IN WITNESS WHEREOF, we have subscribed this document on the date set opposite each of our names below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.


February 20, 1997             /s/ Spencer J. Angel
                             -------------------------------
                              Spencer Angel, President
                              and Director


                               /s/ Patricia Russotto
                              ------------------------------
                              Patricia Russotto, Secretary